Exhibit 10.1

AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of October 7, 2026, to the Existing Trust Agreement (as defined below) is made by and between Aldel Financial II Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Existing Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of October 16, 2024 (the “Existing Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Company’s trust account (the “Trust Account”) under the circumstances described therein;

WHEREAS, at an extraordinary general meeting of the Company held on October 5, 2026, the Company’s shareholders approved (i) a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association, dated as of October 21, 2024, to extend the date by which the Company must consummate a business combination up to fifteen (15) times from October 23, 2026 (the “Deadline Date”) to January 23, 2028, with each extension comprised of an additional one (1) month each time from the Deadline Date to January 23, 2028 by providing five days’ advance notice to the Trustee prior to the applicable Deadline Date and depositing into the Trust Account $50,000 per one-month extension two (2) days prior to such Extension.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account promptly after (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer, President, Executive Vice President, Vice President, Secretary or Chairwoman of the board of directors of the Company (the “Board”) or other authorized officer of the Company, and, in the case of Exhibit A, acknowledged and agreed to by the Representative, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes paid or payable, less up to $25,000 of interest to pay liquidation and dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) October 23, 2026 (the “Deadline Date”) (provided that the Board, in its discretion, upon written notice to the Trustee, may extend the Deadline Date by one month for up to fifteen (15) times (each, an “Extension”), but in no event to a date later than January 23, 2028) if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $25,000 of interest that may be released to the Company to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date; provided, however, that if the Board elects to extend the Deadline Date in accordance with this Section 1(i), the Company or Aldel Investors II LLC (or their respective affiliates or permitted designees) will deposit into the Trust Account, in accordance with the procedures set forth in the Extension Letter attached as Exhibit E, $50,000 for each monthly extension for the benefit of the shareholders of the Company’s outstanding Class A ordinary shares, par value $0.0001, issued in the Offering (the “Public Shares”).

2. The Existing Trust Agreement is hereby amended by adding Exhibit E, in the form as follows:

EXHIBIT E [LETTERHEAD OF COMPANY] [INSERT DATE]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: [•]

Re: Trust Account No. [    ] Extension Letter

Dear [•]:

Pursuant to the Investment Management Trust Agreement between Aldel Financial II Inc. (“Company”) and Continental Stock Transfer & Trust Company, dated as of October 23, 2024 (as amended, the “Trust Agreement”), this is to advise you that the Company is extending the time available to consummate a Business Combination for an additional one (1) month, from        (the “Applicable Deadline”) to        (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby confirm that we have wired to you $50,000 for the Extension and authorize you to deposit such amount into Trust Account no later than two (2) days prior to the Applicable Deadline.

This is the first/second/third/fourth/fifth/sixth/seventh/eighth/ninth/tenth/eleventh/twelfth/thirteenth/fourteenth/fifteenth of up to fifteen Extension Letters.

Very truly yours,

Aldel Financial II Inc.

By:

Name:

Title:

cc:	BTIG, LLC

3. All other provisions of the Existing Trust Agreement shall remain unaffected by the terms hereof.

4. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Fran Wolf

Name:	Fran Wolf

Title:	Vice President

ALDEL FINANCIAL II INC.

By:	/s/ Robert I. Kauffman

Name:	Robert I. Kauffman

Title:	Chief Executive Officer

3